Exhibit 99.1

BGC Partners Reports Second Quarter 2017 Financial Results

Declares Quarterly Dividend of 18 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – July 26, 2017 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended June 30, 2017.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	2Q17	2Q16	Change
Revenues	$737.8	$653.8	12.8%
Income from operations before income taxes under U.S. Generally Accepted Accounting Principles (“GAAP”)	45.5	29.2	55.8%
GAAP net income for fully diluted shares	33.1	23.5	41.1%
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	131.5	103.6	27.0%
Post-tax distributable earnings to fully diluted shareholders	108.9	87.9	23.8%
Adjusted EBITDA	129.1	104.8	23.2%

Per Share Results	2Q17	2Q16	Change
GAAP net income per fully diluted share	$0.07	$0.05	40.0%
Pre-tax distributable earnings per share	$0.29	$0.24	20.8%
Post-tax distributable earnings per share	$0.24	$0.21	14.3%

Management Comments

“BGC generated record quarterly revenues, led by double-digit organic growth from Newmark2 and by our Rates business”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Our nearly 13 percent year-on-year top line improvement was also driven by solid fully electronic brokerage revenue growth from our FENICS3 platform. In addition, our GAAP net income, post-tax distributable earnings, and adjusted EBITDA all improved substantially year-on-year. As we continue to invest in the Company, we expect BGC’s revenues and earnings to strongly outperform our competitors over time.

“I am also pleased to announce that our board declared an 18 cent dividend for the second quarter, which is up 12.5 percent year-on-year. At yesterday’s closing stock price, this translates into a 5.4 percent annualized yield”.

[1]	See the sections of this document including “Distributable Earnings Defined”, “Differences between Consolidated Results for Distributable Earnings and GAAP”, “Reconciliation of GAAP income (loss) to distributable earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete and revised definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein.
[2]	“Newmark Knight Frank”, may be used interchangeably with “Newmark”, “NKF”, and the Company’s “Real Estate Services” segment.
[3]	For the purposes of this document, all of the Company’s fully electronic businesses in the Financial Services segment may be referred to interchangeably as “FENICS”. FENICS includes fees from fully electronic brokerage, as well as data, software, and post-trade services across both BGC and GFI.

Shaun D. Lynn, President of BGC, added: “Brokerage revenues from equities, insurance, and other asset classes improved by more than 87 percent year-on-year in the quarter due to the additions of Sunrise and Besso, both of which are performing well. Our rates business generated a top line increase of approximately 11 percent, driven by organic growth, including an over 35 percent improvement from FENICS fully electronic rates. Our overall quarterly revenues for Financial Services increased by more than 10 percent to $432 million.

“Our margins in Financial Services expanded dramatically year-on-year largely due to cost synergies we achieved over the past two calendar years and improved front office productivity”.

Mr. Lynn concluded: “As we roll out new products and services across our FENICS platform, and as our recently added brokers further ramp up productivity, we expect to continue to have strong performance in the second half of 2017”.

Barry M. Gosin, Chief Executive Officer of Newmark, added: “Our real estate capital markets revenues increased by 18 percent year-on-year, leasing and other services improved by 16 percent, and management services were up by 13 percent. This strong organic growth continued to outpace the industry. Our overall revenues increased by 16 percent in the second quarter compared to a year earlier, while pre-tax earnings were up by over 36 percent”.

Mr. Gosin concluded: “As we recently announced4, we agreed to acquire Berkeley Point Financial LLC, a leading commercial real estate finance company. We believe that the addition of Berkeley Point will significantly increase the scale and scope of our Real Estate Services business, and that the combination of mortgage broking, multifamily investment sales, and agency multifamily lending will generate substantial revenue synergies”.

Dividend Information

On July 25, 2017, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.18 per share payable on August 28, 2017 to Class A and Class B common stockholders of record as of August 14, 2017. The ex-dividend date will be August 10, 2017.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the second quarter of 2017 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings for GAAP and would either leave essentially unchanged or increase pre- and post-tax distributable earnings for the prior periods, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. See the tables towards the end of this document titled “Segment Disclosure” for additional information about both Real Estate Services and Financial Services, as well as about Corporate Items, which are shown separately from the following segment results.

[4]	See press release titled “BGC Partners Agrees to Acquire 100 Percent of Berkeley Point Financial LLC” dated July 18, 2017. The proposed acquisition of Berkeley Point Financial LLC includes its wholly owned subsidiary Berkeley Point Capital LLC, which together are referred to as “Berkeley Point” or “BPF”.

Online Availability of Investor Presentation and Additional Financial Tables

Investors should note that an investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the HTML version of the release at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Those viewing the release on this website should see the link to the tables and presentation near the top of that page.

Financial Services Results

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter. Second quarter 2017 segment revenues would have been approximately $5 million higher, but for the strengthening of the U.S. dollar relative to other major currencies.

Financial Services Results (USD millions)	2Q17	2Q16	Change
Rates revenues	$133.5	$120.7	10.6%
Credit revenues	70.7	77.3	(8.5)%
Foreign exchange revenues	79.7	76.8	3.7%
Energy and commodities revenues	48.5	57.3	(15.4)%
Equities, insurance, and other asset classes	85.3	45.6	87.1%

Total brokerage revenues	417.7	377.7	10.6%
Data, software, and post-trade revenues, net of inter-company eliminations	13.3	14.2	(5.9)%
Interest, fees from related parties, and other revenue	1.3	0.8	56.6%

Total revenues	432.3	392.7	10.1%
GAAP income from operations before taxes	84.8	50.7	67.4%
GAAP income from operations before taxes as a percent of revenues	19.6%	12.9%
Pre-tax distributable earnings	111.0	80.7	37.5%
Pre-tax distributable earnings as a percent of revenues	25.7%	20.5%

In the following table, results for FENICS are broken out from the above Financial Services results. Revenues from inter-company data, software, and post-trade are eliminated at the segment level upon consolidation. As higher-margin fully electronic revenues become a larger portion of the segment’s results, the Company expects overall profitability to continue to improve, all else being equal.

FENICS Results in Financial Services (USD millions)	2Q17	2Q16	Change
Total fully electronic brokerage revenues	$44.5	$41.1	8.4%
Data, software, and post-trade revenues	13.3	14.2	(5.9)%
Data, software, and post-trade revenues (inter-company)	13.2	13.4	(1.9)%

Total FENICS revenues	71.0	68.7	3.4%
FENICS GAAP income from operations before taxes	28.8	28.5	1.1%
FENICS GAAP income from operations before taxes as a percent of fully electronic revenues	40.6%	41.5%
FENICS pre-tax distributable earnings	30.4	30.4	0.1%
FENICS pre-tax distributable earnings as a percent of fully electronic revenues	42.8%	44.2%

Real Estate Services Results

Industry-wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability, sequentially stronger in each of the next two quarters, and then strongest in the fourth calendar quarter.

Real Estate Services Results (USD millions)	2Q17	2Q16	Change
Leasing and other services revenues	$144.7	$124.6	16.2%
Real estate capital markets revenues	98.0	82.7	18.5%

Total real estate brokerage revenues	242.7	207.3	17.1%
Management services revenues	51.6	45.5	13.3%
Interest and other revenues	1.0	0.9	8.4%

Total revenues	295.3	253.8	16.4%
GAAP income from operations before taxes	33.8	24.7	36.7%
GAAP income from operations before taxes as a percent of revenues	11.4%	9.7%
Pre-tax distributable earnings	35.2	25.5	38.0%
Pre-tax distributable earnings as a percent of revenues	11.9%	10.0%

Newmark’s front office productivity increased by 15% year-on-year, which drove revenues and earnings growth.

Consolidated Expenses5

The Company’s expenses reflect the impact of higher revenues on variable compensation, recent acquisitions, and hires.

Consolidated Expenses (USD millions)	2Q17	2Q16	Change
Compensation and employee benefits under GAAP	$454.1	$420.3	8.1%
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	50.2	41.0	22.6%
Non-compensation expenses under GAAP	194.4	174.2	11.6%

Total expenses under GAAP	698.7	635.4	10.0%
Compensation and employee benefits for distributable earnings	452.0	416.6	8.5%
Non-compensation expenses for distributable earnings	183.0	167.1	9.5%
Total expenses for distributable earnings	635.0	583.7	8.8%

Taxes6

Taxes (USD millions)	2Q17	2Q16	Change
GAAP provision for income taxes	$16.5	$10.5	56.9%
Provision for income taxes for distributable earnings	20.5	16.1	27.5%

[5]	In the second quarter of 2017, this included $38.2 million in grants of exchangeability and $12.0 million in allocation of net income to limited partnership units and Founding Partner Units (“FPUs”). A year earlier, these figures were $30.6 million and $10.4 million, respectively.
[6]	GAAP net income attributable to noncontrolling interest in subsidiaries was $7.2 million in the second quarter of 2017 and $4.2 million in the second quarter of 2016. Distributable earnings attributable to noncontrolling interest in subsidiaries was $2.1 million in the second quarter of 2017 and $(0.4) million in the second quarter of 2016.

Consolidated Share Count

Consolidated Share Count (USD millions)	2Q17	2Q16	Change
Fully diluted weighted-average share count under GAAP and for distributable earnings	451.9	437.3	3.3%
Share count under GAAP and for distributable earnings at quarter-end	452.6	440.4	2.8%

The share count for both GAAP and distributable earnings increased year-on-year due to shares issued with respect to equity-based compensation and front-office hires, and acquisitions. This was partially offset by the July 15, 2016 repayment of BGC’s 4.5 percent Convertible Senior Notes for $159.9 million in cash and approximately 7,000 shares of BGC’s Class A common stock, which reduced the fully diluted share count by just under 16.3 million. Additionally, BGC redeemed and/or repurchased 1.5 million shares and/or units, net, at a cost to BGC of $16.8 million, or $11.08 per share or unit during the first half of 2017.

Consolidated Balance Sheet7

Consolidated Balance Sheet (USD millions)	June 30, 2017	December 31, 2016
Cash and cash equivalents	$462.0	$502.0
Liquidity	$569.7	$756.9
Notes payable and collateralized borrowings	$990.9	$965.8
Book Value per Share	$2.93	$3.01
Total capital	$1,170.9	$1,206.3

The change in BGC’s cash and liquidity since year-end 2016 was primarily related to cash paid with respect to various acquisitions; the previously described redemption and/or repurchase of shares and/or units; and ordinary movements in working capital. The Company also continued to invest in new revenue-generating hires. “Cash segregated under regulatory requirements” increased mainly due to the acquisition of Besso, which is required to separate funds with respect to transactions processed on behalf of its brokerage clients.

The Company’s balance sheet does not yet reflect the anticipated receipt of approximately $794 million worth of additional Nasdaq stock8 over time, because these shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq has recorded more than $2.4 billion in gross revenues for each of the last 10 calendar years and generated gross revenues of approximately $3.7 billion in 2016.

[7]	Liquidity is the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. “Cash segregated under regulatory requirements” is not included in liquidity. Total capital is defined as redeemable partnership interest, total stockholders’ equity and noncontrolling interest in subsidiaries.
[8]	See the “Consolidated Balance Sheet” and “Liquidity Defined” sections of this document for the items that make up liquidity. On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to Nasdaq, Inc. (NASDAQ: NDAQ or “Nasdaq”). For the purposes of this and other Company financial disclosures, the assets sold may be referred to as “eSpeed”. The value of the 10.9 million shares yet to be received, and as discussed in this document, is based on NDAQ’s closing price on July 25, 2017. These shares are expected to be received ratably over the next approximately 11 years.

Outlook for the Third Quarter of 2017 Compared with the Third Quarter of 2016

*	BGC anticipates revenues of between approximately $695 million and $740 million, compared with $645 million.

*	BGC expects pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes to be in the range of $118 million and $140 million, versus $104.5 million.

*	BGC anticipates its provision for taxes for distributable earnings to be in the range of approximately $18.5 million and $22 million, compared with $16.2 million.

This outlook does not include the results of Berkeley Point. The Company intends to update its third quarter guidance before the end of September 2017.

Differences between Consolidated Results for Distributable Earnings and GAAP

The following sections describe the main differences between results as calculated for distributable earnings and GAAP for the periods discussed herein.

Differences between Other income (losses), net, for Distributable Earnings and GAAP

In the second quarters of 2017 and 2016, gains of $1.6 million and $0.9 million, respectively, related to BGC’s investments accounted for under the equity method, were included as part of “Other income (losses), net” under GAAP but were excluded for distributable earnings.

Items related to the Nasdaq earn-out are pro-rated over four quarters as “Other income” for distributable earnings, but recognized as incurred under GAAP. Realized and unrealized mark to market movements and/or hedging related to shares of Intercontinental Exchange, Inc. (“ICE”) received in relation to the Trayport transaction are treated in a similar manner.

Under GAAP, gains (losses) of $4.1 million and $(1.3) million related to the mark-to-market movements and/or hedging on the Nasdaq shares were recognized as part of “Other income (losses), net”, in the second quarters of 2017 and 2016, respectively. In the second quarters of 2017 and 2016, BGC recorded other income for distributable earnings related to the Nasdaq earn-out and associated mark-to-market movements and/or hedging of $23.6 million and $21.6 million, respectively.

In the second quarters of 2017 and 2016, gains of $1.4 million and $12.2 million, respectively, related to the net realized and unrealized gain on the ICE shares were included in GAAP “Other income (losses), net”. For distributable earnings, gains of $3.8 million and $11.9 million related to the ICE shares were recorded in the second quarters of 2017 and 2016, respectively as “Other income”. Distributable earnings calculations for the second quarters of 2017 and 2016 also excluded additional net losses of $(2.0) million and $(0.8) million, respectively as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”.

Differences between Compensation Expenses for Distributable Earnings and GAAP

In the second quarter of 2017, the difference between compensation expenses as calculated for GAAP and distributable earnings included non-cash and/or non-dilutive net charges related to the $38.2 million in grants of exchangeability and $12.0 million in allocation of net income to limited partnership units and FPUs. For the year earlier period, the corresponding amounts were $30.6 million and $10.4 million, respectively.

In the second quarters of 2017 and 2016, $2.0 million and $3.4 million, respectively, in GAAP non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax distributable earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”.

Differences between Certain Non-compensation Expenses for Distributable Earnings and GAAP

The difference between non-compensation expenses in the second quarters of 2017 and 2016 as calculated for GAAP and distributable earnings included additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. These included $8.8 million and $4.9 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $0.1 million and $1.1 million, respectively, of acquisition related costs; $0.2 million and $1.4 million, respectively, of non-cash GAAP impairment charges; and various other GAAP items that together came to a net charge of $2.3 million and a net gain $0.3 million, respectively.

Differences between Taxes for Distributable Earnings and GAAP

BGC’s GAAP provision for income taxes from 2016 forward is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $16.5 million and $10.5 million for the second quarters of 2017 and 2016, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to distributable earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The provision for income taxes with respect to distributable earnings was adjusted by $4.0 million and $5.5 million for the second quarters of 2017 and 2016, respectively. As a result, the provision for income taxes with respect to distributable earnings was $20.5 million and $16.1 million for the second quarters of 2017 and 2016, respectively.

Recast Results

On November 4, 2016, BGC acquired the 80 percent of LFI Holdings, LLC (or “Lucera”) not already owned by the Company. Because this transaction involved entities under common control, BGC’s financial results have been retrospectively adjusted to include the results of Lucera in the current and prior periods. This adjustment impacted a number of line items for the Financial Services segment, Corporate Items, and the consolidated Company for all periods shown in this document.

Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated distributable earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases/news-releases/default.aspx (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	7/26/2017 at 10:00 a.m. ET
U.S. Dial In:	1 (888) 771-4371
International Dial In:	(+1) (847) 585-4405
Passcode:	45189391

REPLAY:
Available From – To:	7/26/2017 12:30 p.m. ET – 08/02/2017 11:59 p.m. ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	45189391#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar).

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including, but not limited to, “pre-tax distributable earnings” and “post-tax distributable earnings”, which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for, among other things, distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes”, and “net income (loss) per fully diluted share”, all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Adjustments Made to Calculate Pre-Tax Distributable Earnings

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries excluding items, such as:

*	Non-cash equity-based compensation charges related to limited partnership unit exchange or conversion.

*	Non-cash asset impairment charges, if any.

*	Non-cash compensation charges for items granted or issued pre-merger with respect to certain mergers or acquisitions by BGC Partners, Inc. To date, these mergers have only included those with and into eSpeed, Inc. and the back-end merger with GFI Group Inc.

Distributable earnings calculations also exclude certain unusual, one-time or non-recurring items, if any. These charges are excluded from distributable earnings because the Company views excluding such charges as a better reflection of the ongoing, ordinary operations of BGC.

In addition to the above items, allocations of net income to founding/working partner and other limited partnership units are excluded from calculations of pre-tax distributable earnings. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are in the fully diluted share count, and are exchangeable on a one-to-one basis into common stock. As these units are exchanged into common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded when calculating distributable earnings performance measures.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This includes the one-time gains related to the Nasdaq and Trayport transactions. Management believes that excluding such gains and charges also best reflects the ongoing operating performance of BGC.

However, the payments associated with BGC’s expected annual receipt of Nasdaq stock and related mark-to-market gains or losses are anticipated to be included in the Company’s calculation of distributable earnings for the following reasons:

*	Nasdaq is expected to pay BGC in an equal amount of stock on a regular basis for a 15 year period beginning in 2013 as part of that transaction;

*	The Nasdaq earn-out largely replaced the generally recurring quarterly earnings BGC generated from eSpeed; and

*	The Company intends to pay dividends and distributions to common stockholders and/or unit holders based on all other income related to the receipt of the earn-out.

To make period-to-period comparisons more meaningful, one-quarter of each annual Nasdaq contingent earn-out amount, as well as gains or losses with respect to associated mark-to-market movements and/or hedging, will be included in the Company’s calculation of distributable earnings each quarter as “other income”.

The Company also treats gains or losses related to mark-to-market movements and/or hedging with respect to any remaining shares of Intercontinental Exchange, Inc. (“ICE”) in a consistent manner with the treatment of Nasdaq shares when calculating distributable earnings.

Investors and analysts should note that, due to the large gain recorded with respect to the Trayport sale in December 2015, and the closing of the back-end merger with GFI in January 2016, non-cash charges related to the amortization of intangibles with respect to acquisitions are also excluded from the calculation of pre-tax distributable earnings. In order to present results in a consistent manner, this adjustment was made with respect to all acquisitions completed for the periods from the first quarter of 2015 onward.

Adjustments Made to Calculate Post-Tax Distributable Earnings

Since distributable earnings are calculated on a pre-tax basis, management intends to also report post-tax distributable earnings to fully diluted shareholders. Post-tax distributable earnings to fully diluted shareholders are defined as pre-tax distributable earnings, less noncontrolling interest in subsidiaries, and reduced by the provision for taxes as described below.

The Company’s calculation of the provision for taxes on an annualized basis starts with the GAAP income tax provision, adjusted to reflect tax-deductible items. Management uses this non-GAAP provision for taxes in part to help it to evaluate, among other things, the overall performance of the business, make decisions with respect to the Company’s operations, and to determine the amount of dividends paid to common shareholders.

The provision for taxes with respect to distributable earnings includes additional tax-deductible items including limited partnership unit exchange or conversion, employee loan amortization, charitable contributions, and certain net-operating loss carryforwards.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for distributable earnings are presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre-tax and Post-Tax Distributable Earnings per Share

BGC’s distributable earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

*	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for distributable earnings excludes shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, as well as to Cantor for its non-controlling interest. The amount of this net income, and therefore of these payments, is expected to be determined using the above definition of pre-tax distributable earnings per share.

Other Matters with Respect to Distributable Earnings

The term “distributable earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views distributable earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

BGC anticipates providing forward-looking quarterly guidance for GAAP revenues and for certain distributable earnings measures from time to time. However, the Company does not anticipate providing a quarterly outlook for other GAAP results. This is because certain GAAP items, which are excluded from distributable earnings, are difficult to forecast with precision before the end of each quarter. The Company therefore believes that it is not possible to forecast quarterly GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless BGC makes unreasonable efforts.

The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*	Allocations of net income and grants of exchangeability to limited partnership units and founding partner units, which are determined at the discretion of management throughout and up to the period-end.

*	The impact of certain marketable securities, as well as any gains or losses related to associated mark-to-market movements and/or hedging. These items are calculated using period-end closing prices.

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.

*	Acquisitions, dispositions and/or resolutions of litigation which are fluid and unpredictable in nature.

For more information on this topic, please see certain tables in BGC’s most recent quarterly financial results press release including “Reconciliation of GAAP Income (Loss) to Distributable Earnings”. These tables provide summary reconciliations between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company.

Pre-Tax Distributable Earnings Following the Closing of the Proposed Berkeley Point Transaction

Following the closing of the Berkeley Point transaction, additional GAAP items will be excluded in order to calculate pre-tax distributable earnings for the Real Estate Services segment and the consolidated Company. The most material items expected to be excluded for both historical and future period results will be non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (“MSRs”). BPF recognizes OMSR gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. BPF amortizes MSRs in proportion to the net servicing revenue expected to be earned. Subsequent to the initial recording, MSRs are amortized and carried at the lower of amortized cost or fair value.

For the years 2015 and 2016, pre-tax distributable earnings for the Real Estate Services Business and for the consolidated Company will exclude approximately $13 million and $66 million of net non-cash GAAP gains, respectively, related to OMSR gains and MSR amortization. For the first quarters of 2016 and 2017, pre-tax distributable earnings for the Real Estate Services Business and for the consolidated Company will exclude approximately $3 million and $15 million, respectively, of these same net non-cash GAAP gains. However, it is expected that cash received with respect to these servicing rights, net of associated expenses, will increase pre-tax distributable earnings in future periods.

In addition, pre-tax distributable earnings for the Real Estate Services Business and for the consolidated Company will exclude any non-cash provision or benefit related to risk-sharing obligations, net of charge-offs.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Interest expense;

*	Fixed asset depreciation and intangible asset amortization;

*	Impairment charges;

*	Employee loan amortization and reserves on employee loans;

*	Provision (benefit) for income taxes;

*	Net income (loss) attributable to noncontrolling interest in subsidiaries;

*	Non-cash charges relating to grants of exchangeability to limited partnership interests;

*	Non-cash charges related to issuance of restricted shares; and

*	Non-cash earnings or losses related to BGC’s equity investments.

The Company’s management believes that adjusted EBITDA is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, investors should use adjusted EBITDA in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP “Net income (loss) available to common stockholders”, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of BGC’s most recent quarterly financial results press release titled “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA”.

Adjusted EBITDA Following the Closing of the Proposed BPF Transaction

Following the closing of the Berkeley Point transaction, additional GAAP items will be excluded in order to calculate BGC’s consolidated adjusted EBITDA. The most material items expected to be excluded for both historical and future periods will be non-cash GAAP gains attributable to OMSRs and non-cash GAAP amortization of MSRs. Berkeley Point recognizes OMSR gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. BPF amortizes MSRs in proportion to the net servicing revenue expected to be earned. Subsequent to the initial recording, MSRs are amortized and carried at the lower of amortized cost or fair value.

For the years 2015 and 2016, adjusted EBITDA will exclude approximately $13 million and $66 million of net non-cash GAAP gains, respectively, related to OMSR gains and MSR amortization. For the first quarters of 2016 and 2017, adjusted EBITDA will exclude approximately $3 million and $15 million, respectively, of these same net non-cash GAAP gains. However, it is expected that cash received with respect to these servicing rights, net of associated expenses, will increase adjusted EBITDA in future periods.

In addition, adjusted EBITDA will exclude any non-cash provision or benefit related to risk-sharing obligations, net of charge-offs.

Liquidity Defined

BGC also uses a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. BGC considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

Discussion of Forward-Looking Statements about BGC Partners and Berkeley Point

Statements in this document regarding BGC, the proposed transactions, and Berkeley Point that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: the possibility that the proposed transactions may not be consummated in a timely manner or at all, including as a result of a failure to satisfy a condition to closing (including regulatory approvals); the possibility that there may be an adverse effect or disruption from the proposed transactions that negatively impacts BGC’s other businesses; the possibility that the anticipated benefits of the proposed transactions to BGC may not be realized as presently contemplated or at all; and the possibility that changes in interest rates, commercial real estate values, the regulatory environment, pricing or other competitive pressures, and other market conditions or factors could cause the results of Berkeley Point to differ from the forward-looking statements contained herein. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in the most recent Form 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K. Except as required by law, BGC undertakes no obligation to update any forward-looking statements.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. The Company’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, Capitalab, Lucera, and FENICS Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Real Estate Services are offered through brands including Newmark Knight Frank, Newmark Cornish & Carey, ARA, Computerized Facility Integration, Newmark Knight Frank Valuation & Advisory, and Excess Space. Under these names and others, the Company provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow the Company at https://twitter.com/bgcpartners and/or https://www.linkedin.com/company/bgc-partners.

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, ColleX, Newmark, Grubb & Ellis, ARA, Computerized Facility Integration, Landauer, Lucera, and Excess Space, Excess Space Retail Services, Inc., and Grubb are trademarks/service marks, and/or registered trademarks/service marks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$462,042	$502,024
Cash segregated under regulatory requirements	119,470	6,895
Reverse repurchase agreements	—	54,659
Securities owned	33,743	35,357
Marketable securities	169,241	164,820
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,647,686	497,557
Accrued commissions receivable, net	576,595	374,734
Loans, forgivable loans and other receivables from employees and partners, net	299,595	267,527
Loan receivable from related parties	150,000	—
Fixed assets, net	175,737	165,867
Investments	35,122	33,439
Goodwill	884,753	863,690
Other intangible assets, net	316,049	247,723
Receivables from related parties	8,970	6,967
Other assets	301,879	287,141

Total assets	$5,180,882	$3,508,400

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$150,000	$—
Securities loaned	95,327	—
Accrued compensation	345,425	333,144
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,488,148	375,152
Payables to related parties	39,349	28,976
Accounts payable, accrued and other liabilities	900,841	599,046
Notes payable and collateralized borrowings	990,887	965,767

Total liabilities	4,009,977	2,302,085
Redeemable partnership interest	51,475	52,577
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 299,722 and 292,549 shares issued at June 30, 2017 and December 31, 2016, respectively; and 251,057 and 244,870 shares outstanding at June 30, 2017 and December 31, 2016, respectively	2,997	2,925
Class B common stock, par value $0.01 per share; 150,000 shares authorized; 34,848 shares issued and outstanding at June 30, 2017 and December 31, 2016, convertible into Class A common stock	348	348
Additional paid-in capital	1,520,627	1,466,586
Contingent Class A common stock	38,316	42,472
Treasury stock, at cost: 48,665 and 47,679 shares of Class A common stock at June 30, 2017 and December 31, 2016, respectively	(297,378)	(288,743)
Retained deficit	(415,053)	(358,526)
Accumulated other comprehensive income (loss)	(13,001)	(23,199)

Total stockholders’ equity	836,856	841,863
Noncontrolling interest in subsidiaries	282,574	311,875

Total equity	1,119,430	1,153,738

Total liabilities, redeemable partnership interest and equity	$5,180,882	$3,508,400

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Commissions	$580,033	$498,588	$1,127,159	$973,675
Principal transactions	80,360	86,448	166,103	178,887

Total brokerage revenues	660,393	585,036	1,293,262	1,152,562
Real estate management services	51,589	45,529	102,219	91,587
Fees from related parties	5,576	4,865	12,141	11,935
Data, software and post-trade	13,322	14,160	26,409	28,094
Interest income	6,001	3,778	9,304	6,162
Other revenues	876	402	1,852	4,084

Total revenues	737,757	653,770	1,445,187	1,294,424
Expenses:
Compensation and employee benefits	454,099	420,264	891,590	830,539
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	50,237	40,975	113,430	73,899

Total compensation and employee benefits	504,336	461,239	1,005,020	904,438
Occupancy and equipment	49,296	50,963	99,159	102,658
Fees to related parties	5,404	3,642	11,781	9,967
Professional and consulting fees	20,736	14,336	40,316	30,054
Communications	31,915	31,281	63,609	62,579
Selling and promotion	29,389	25,546	52,774	51,204
Commissions and floor brokerage	10,203	10,097	20,373	19,140
Interest expense	16,676	14,624	31,497	28,082
Other expenses	30,759	23,713	58,747	46,554

Total non-compensation expenses	194,378	174,202	378,256	350,238

Total expenses	698,714	635,441	1,383,276	1,254,676
Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	—	557	—
Gains (losses) on equity method investments	1,602	863	1,839	1,751
Other income (loss)	4,855	10,012	9,944	7,095

Total other income (losses), net	6,457	10,875	12,340	8,846

Income (loss) from operations before income taxes	45,500	29,204	74,251	48,594
Provision (benefit) for income taxes	16,547	10,548	23,206	15,388

Consolidated net income (loss)	$28,953	$18,656	$51,045	$33,206

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	7,185	4,189	11,062	6,234

Net income (loss) available to common stockholders	$21,768	$14,467	$39,983	$26,972

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$21,768	$14,467	$39,983	$26,972

Basic earnings per share	$0.08	$0.05	$0.14	$0.10

Basic weighted-average shares of common stock outstanding	286,840	275,997	285,129	274,895

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$33,094	$23,452	$60,704	$43,904

Fully diluted earnings per share	$0.07	$0.05	$0.14	$0.10

Fully diluted weighted-average shares of common stock outstanding	451,857	437,257	448,347	435,963

Dividends declared per share of common stock	$0.18	$0.16	$0.34	$0.30

Dividends declared and paid per share of common stock	$0.18	$0.16	$0.34	$0.30

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO DISTRIBUTABLE EARNINGS AND

GAAP FULLY DILUTED EPS TO POST-TAX DISTRIBUTABLE EPS

(in thousands, except per share data)

(unaudited)

	Q2 2017	Q2 2016
GAAP income (loss) before income taxes	$45,500	$29,204
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(1,602)	(863)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	50,237	40,975
Nasdaq earn-out income (a)	19,518	22,882
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	17,840	11,355

Total pre-tax adjustments	85,993	74,349
Pre-tax distributable earnings	$131,493	$103,553

GAAP net income (loss) available to common stockholders	$21,768	$14,467
Allocation of net income (loss) to noncontrolling interest in subsidiaries	5,071	4,630
Total pre-tax adjustments (from above)	85,993	74,349
Income tax adjustment to reflect distributable earnings taxes	(3,966)	(5,537)

Post-tax distributable earnings	$108,866	$87,909

Per Share Data
GAAP fully diluted earnings per share	$0.07	$0.05
Less: Allocations of net income to limited partnership units and FPUs, net of tax	(0.01)	(0.00)
Total pre-tax adjustments (from above)	0.19	0.17
Income tax adjustment to reflect distributable earnings taxes	(0.01)	(0.01)

Post-tax distributable earnings per share (b)	$0.24	$0.21

Pre-tax distributable earnings per share (b)	$0.29	$0.24

Fully diluted weighted-average shares of common stock outstanding	451,857	437,257

Notes and Assumptions

(a)	Distributable earnings for Q2 2017 and Q2 2016 includes $19.5 million and $22.9 million, respectively, of adjustments associated with the Nasdaq transaction. For Q2 2017 and Q2 2016 income (loss) related to the Nasdaq earn-out shares was $4.1 million and $(1.3) million for GAAP and $23.6 million and $21.6 million for distributable earnings, respectively.
(b)	On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016, which matured and were settled for cash and 6.9 thousand Class A common shares in Q3 2016. The distributable earnings per share calculations for Q2 2016 included 16.3 million shares underlying these Notes. The distributable earnings per share calculations excluded the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q2 2017	Q2 2016
Common stock outstanding	286,840	275,997
Limited partnership units	98,483	77,885
Cantor units	51,183	50,558
Founding partner units	13,661	14,785
4.50% Convertible debt shares (Matured July 15, 2016)	—	16,260
RSUs	409	376
Other	1,281	1,396

Fully diluted weighted-average share count for GAAP and DE	451,857	437,257

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	June 30, 2017	December 31, 2016
Cash and cash equivalents	$462,042	$502,024
Reverse repurchase agreements	—	54,659
Securities owned	33,743	35,357
Marketable securities (1)	73,914	164,820

Total	$569,699	$756,860

(1)	As of June 30, 2017, $95.3 million of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF FENICS GAAP INCOME BEFORE TAXES TO

PRE-TAX DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q2 2017	Q2 2016
FENICS GAAP income before income taxes (1)	$28,818	$28,502
Pre-tax adjustments:
Grant of exchangeability to limited partnership units	639	922
Amortization of intangible assets	940	940

Total pre-tax adjustments	1,579	1,862
FENICS Pre-tax distributable earnings	$30,397	$30,364

(1)	Includes market data, software and post-trade revenues along with intercompany revenues which are eliminated at the segment level upon consolidation.

BGC PARTNERS, INC.

Reconciliation of GAAP Income (Loss) to Adjusted EBITDA

(in thousands) (unaudited)

	Q2 2017	Q2 2016
GAAP Net income (loss) available to common stockholders	$21,768	$14,467
Add back:
Provision (benefit) for income taxes	16,547	10,548
Net income (loss) attributable to noncontrolling interest in subsidiaries	7,185	4,189
Employee loan amortization and reserves on employee loans	8,717	10,624
Interest expense	16,676	14,624
Fixed asset depreciation and intangible asset amortization	21,319	19,241
Impairment of long-lived assets	214	1,377
Exchangeability charges (1)	38,245	30,592
(Gains) losses on equity investments	(1,602)	(863)

Adjusted EBITDA	$129,069	$104,799

(1)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.

BGC Partners, Inc.

Segment Disclosure - Q2 2017 vs Q2 2016

(in thousands)

(unaudited)

	Q2 2017				Q2 2016
	Financial Services	Real Estate Services	Corporate Items	Total	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$432,317	$295,317	$10,123	$737,757	$392,740	$253,762	$7,268	$653,770
Total expenses	351,579	261,512	85,623	698,714	340,758	229,032	65,651	635,441
Total other income (losses), net	4,069	—	2,388	6,457	(1,326)	—	12,201	10,875

Income (loss) from operations before income taxes	$84,807	$33,805	$(73,112)	$45,500	$50,656	$24,730	$(46,182)	$29,204
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	—	—	(1,602)	(1,602)	—	—	(863)	(863)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	50,237	50,237	—	—	40,975	40,975
Nasdaq earn-out income	19,518	—	—	19,518	22,882	—	—	22,882
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	6,632	1,358	9,850	17,840	7,145	754	3,456	11,355

Total pre-tax adjustments	26,150	1,358	58,485	85,993	30,027	754	43,568	74,349

Pre-tax distributable earnings	$110,957	$35,163	$(14,627)	$131,493	$80,683	$25,484	$(2,614)	$103,553

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	2Q16	1Q17	2Q17	Q2’17 vs. Q2’16	Q2’17 vs. Q1’17
Notional Volume (in $US billions)
Fully Electronic Rates	1,424	1,807	1,831	28.6%	1.4%
Fully Electronic FX	2,698	2,410	2,090	(22.5%)	(13.3%)
Fully Electronic Credit	656	560	507	(22.7%)	(9.5%)
Fully Electronic Equities & Other	3	6	3	(6.5%)	(49.2%)

Total Fully Electronic Volume	4,780	4,782	4,432	(7.3%)	(7.3%)
HYBRID
Total Hybrid Volume	52,869	57,625	57,597	8.9%	(0.0%)

Total Hybrid & Fully Electronic Volume	57,650	62,407	62,029	7.6%	(0.6%)

Transaction Count
Fully Electronic Rates	74,677	102,522	104,553	40.0%	2.0%
Fully Electronic FX	2,484,690	2,217,725	1,865,245	(24.9%)	(15.9%)
Fully Electronic Credit	69,224	78,526	63,925	(7.7%)	(18.6%)
Fully Electronic Equities & Other	164	633	538	228.0%	(15.0%)

Total Fully Electronic Transactions	2,628,755	2,399,406	2,034,261	(22.6%)	(15.2%)
HYBRID
Total Hybrid Transactions	1,074,710	1,010,983	1,247,115	16.0%	23.4%

Total Hybrid and Fully Electronic Transactions	3,703,465	3,410,389	3,281,376	(11.4%)	(3.8%)

Trading Days	64	62	63

Note:	“Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC’s brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contact:

Jason McGruder

+1 212-610-2426